Exhibit 99.1

Sbarro, Inc. Announces Results of

Operations for the Fourth Quarter and Year Ended December 30, 2007

Melville, New York – March 31, 2008—Sbarro, Inc. (the “Company”) announced today results of operations for the fourth quarter and year ended December 30, 2007. The Company’s detailed results are included in its Annual Report on Form 10-K, which was filed with the SEC today.

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”), merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Holdings.

Fourth Quarter Financial Results

Revenues were $104.7 million for the quarter ended December 30, 2007 as compared to $97.3 million for the quarter ended December 31, 2006. The fourth quarter of 2007 consisted of thirteen weeks as compared to twelve weeks in the fourth quarter of 2006. The one week difference in 2007 generated revenues of approximately $6.5 million. During the quarter we had a same store sales decrease of 1.8% as consumers reacted to economic headwinds. This decline in same store sales was offset in part by revenue generated from new company owned stores opened in 2007 as well as an increase in revenues from our franchised restaurants. Our franchised restaurants experienced same store sales growth of 2.1% for our domestic franchised stores and 12.8% for our international franchised stores as well as increased revenue generated from new franchised stores opened in 2007.

Net income for the quarter ended December 30, 2007 was $5.1 million as compared to $11.5 million for the quarter ended December 31, 2006. The decline in net income resulted from the negative comp store sales in the quarter as well as higher commodity cost.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreement, was $23.9 million for the fourth quarter ended December 30, 2007 as compared to $24.7 million for the fourth quarter ended December 31, 2006. The one week difference in 2007 generated EBITDA of approximately $0.9 million. EBITDA decreased in the quarter as a result of both the decline in comp store sales and the increased commodity cost offset in part by a reversal of corporate bonuses which had been accrued in prior quarters and was reversed as a result of not meeting the EBITDA thresholds contained in the plan.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net income (loss), which is the most directly comparable financial measure under U.S. Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under our bank credit agreement.

Year to Date Financial Results

The Company has reported operating results and its financial position for all periods presented as of and prior to January 30, 2007 (prior to completion of the Merger) as those of the Predecessor Company and for all periods from and after January 31, 2007 (from completion of the Merger) as those of the Successor Company. The Company’s operating results for the year ended December 30, 2007 are presented as the combined results of the Predecessor and Successor companies. The presentations of “Combined” results is not consistent with the requirements of GAAP; however, the Company’s management believes that it is a meaningful way to present the results of operations for the year ended December 30, 2007.

Combined revenues were $358.8 million for the year ended December 30, 2007 as compared to $349.8 million for the year ended December 31, 2006. Our revenue increase was primarily driven by same-store sales growth of 1.5% in our company-owned stores, 4.3% in our domestic franchise stores and 6.7% in our international franchise stores as well as revenue from new stores opened in 2007 in both our company owned and franchised restaurants. Revenues related to our real estate operations, which were transferred to certain of our former shareholders in connection with the Merger, were $0.3 million for 2007 compared to $2.1 million for 2006.

Combined net loss for the year ended December 30, 2007 was $30.0 million as compared to $9.9 million net income for the year ended December 31, 2006. Included in the combined net loss or the year ended December 30, 2007 was $31.4 attributable to special event bonuses in connection with the Merger, as well as higher depreciation and interest cost resulting from the Merger.

Combined EBITDA for the year ended December 30, 2007, as calculated in accordance with the terms of the Company’s bank credit agreement, was $58.2 million as compared to $60.3 million for the year ended December 31, 2006. The decline in EBITDA was attributable to higher commodity costs in 2007, in particular cheese which rose $.51 per pound or $4.1 million. These higher commodity costs were offset in part by a decline in corporate bonuses as the EBITDA thresholds in the plan were not met.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “We faced unprecedented headwinds in our fourth quarter as comp store sales declined by 1.8% and commodity costs rose at the same time. Our team managed through these headwinds and delivered results for the year that were lower than our expectations, but respectable. We opened 33 company owned restaurants and 81 franchised restaurants. Our international franchised store pipeline grew to in excess of 1,100 at year end 2007. Our EBITDA, as calculated in accordance with our credit agreement, while lower than last year by $2.1 million, was respectable in light of increased cheese cost of $4.1 million.” Mr. Beaudrault further commented, “We have taken the necessary steps to operate in this new paradigm of higher commodity costs. We expect to continue our new store opening program in 2008 in both our company owned restaurants and our franchised restaurants while we manage our way through the current economic and commodity headwinds.”

MidOcean Partners’ Acquisition of Sbarro

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Holdings.

In addition, the former shareholders received a distribution of the cash on hand in excess of (i) $11 million, plus (ii) all amounts required to be paid in connection with various special event bonuses paid in connection with completion of the Merger.

In connection with the Merger, the Company transferred interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no additional consideration given for the transfer of these assets as they were treated as a dividend. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in Broadhollow Realty LLC. and Broadhollow Fitness Center LLC., which owned the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures, LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 1,030 restaurants in 41 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (3) changes in consumer tastes; (4) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (5) our ability to continue to attract franchisees; (6) the success of our present, and any future, joint ventures and other expansion opportunities; (7) changes in the prices of food (particularly cheese and tomatoes), beverage and paper products; (8) our ability to pass along cost increases to our customers; (9) increases in the Federal minimum wage; (10) the continuity of services of members of our senior management team; (11) our ability to attract and retain competent restaurant and executive managerial personnel; (12) competition; (13) the level of, and our ability to comply with, government regulations; (14) our ability to generate sufficient cash flow to make interest and principal payments under our borrowing agreements; (15) our ability to comply with financial covenants and ratios and the effects which the restrictions imposed by those financial covenants and ratios contained in our borrowing agreements may have on our ability to operate our business; and (16) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

# # #

Contact:

Anthony J. Puglisi

Vice President &

Chief Financial Officer

(631) 715-4100

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the thirteen weeks ended December 30, 2007	For the twelve weeks ended December 31, 2006
	SUCCESSOR	PREDECESSOR
	(In thousands)
Revenues:
Restaurant sales	$100,244	$93,410
Franchise related income	4,476	3,515
Real estate	—	331

Total revenues	104,720	97,256
Costs and expenses:
Cost of food and paper products	21,415	17,903
Payroll and other employee benefits	25,471	22,875
Other operating costs	30,325	26,564
Other income, net	(936)	(1,231)
Depreciation and amortization	5,060	4,190
General and administrative	5,436	9,102
Asset impairment, restaurant closings/remodels	1,024	409

Total costs and expenses, net	87,795	79,812

Operating income	16,925	17,444

Other (expense) income:
Interest expense	(7,843)	(7,001)
Interest income	24	732
Equity in net income of unconsolidated affiliates	—	420

Net other expense	(7,819)	(5,849)

Income before income taxes	9,106	11,595

Income tax expense	3,988	64

Net income	$5,118	$11,531

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	GAAP		“Combined” Fifty two weeks ended December 30, 2007 *	GAAP
	For the period January 31 through December 30, 2007	For the period January 1 through January 30, 2007		Fifty two weeks ended December 31, 2006
	SUCCESSOR	PREDECESSOR		PREDECESSOR
	(In thousands)
Revenues:
Restaurant sales	$319,342	$23,594	$342,936	$333,538
Franchise related income	14,543	993	15,536	14,193
Real estate	—	323	323	2,072

Total revenues	333,885	24,910	358,795	349,803

Costs and expenses:
Cost of food and paper products	66,036	4,308	70,344	64,331
Payroll and other employee benefits	85,563	6,762	92,325	88,611
Other operating costs	109,526	8,839	118,365	113,695
Other income, net	(2,860)	(497)	(3,357)	(4,553)
Depreciation and amortization	17,349	1,272	18,621	16,561
General and administrative	23,842	2,843	26,685	32,296
Special event bonuses	—	31,395	31,395	—
Asset impairment and restaurant closings/remodels	1,358	74	1,432	883

Total costs and expenses, net	300,814	54,996	355,810	311,824

Operating income (loss)	33,071	(30,086)	2,985	37,979

Other (expense) income:
Interest expense	(28,879)	(2,570)	(31,449)	(30,783)
Interest income	485	108	593	2,733
Equity in net income of unconsolidated affiliates	—	12	12	573

Net other expense	(28,394)	(2,450)	(30,844)	(27,477)

Income (loss) before income taxes	4,677	(32,536)	(27,859)	10,502

Income tax expense	2,048	44	2,092	644

Net income (loss)	$2,629	$(32,580)	$(29,951)	$9,858

*	The combined results of the successor and predecessor for the periods in 2007 do not comply with generally accepted accounting principles; however, we believe these results provide useful information to assess the relative performance of the businesses.

Exhibit A

Sbarro, Inc.

EBITDA Reconciliation

Year to Date and Quarters Ended December 30, 2007 and December 31, 2006

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under our bank credit agreement, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts and investors in our Senior Notes due 2015 (“Senior Notes”) and our bank lenders, as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under our bank credit agreement.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank agreement and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreement because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

Exhibit A

The following table reconciles the Predecessor, Successor and Combined net income (loss) for the following periods in 2007 and 2006, respectively, to EBITDA as defined in the Company’s Credit Agreement for the same periods. We believe that net income (loss) is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	For The Period January 31 - December 30, 2007	For The Period January 1 - January 30, 2007	Year Ended December 30, 2007	Year Ended December 31, 2006
	(Successor)	(Predecessor)
Net income (loss)	$2,629	$(32,580)	$(29,951)	$9,858
Interest expense	28,879	2,570	31,449	30,783
Interest income	(485)	(108)	(593)	(2,733)
Income tax expense	2,048	44	2,092	644
Depreciation and amortization	17,349	1,272	18,621	16,561

EBITDA	50,420	(28,802)	21,618	55,113
Special event bonuses (1)	—	31,395	31,395	—
EBITDA relating to withdrawn assets or eliminated expenses (2)	(230)	183	(47)	3,734
EBITDA relating to non cash adjustments (3)	1,576	(96)	1,480	—
Management fee	928	—	928	—
Asset impairment, restaurant closings and store pre-opening costs (4)	1,978	96	2,074	1,428
Non cash charges (5)	100	—	100	—
Severance	609	—	609	—

EBITDA in accordance with the bank credit agreement (6)	$55,381	$2,776	$58,157	$60,275

	Thirteen Weeks Ended December 30, 2007 (6)	Twelve Weeks Ended December 31, 2006
Net income	$5,118	$11,531
Interest expense	7,843	7,001
Interest income	(24)	(732)
Income tax expense	3,988	64
Depreciation and amortization	5,060	4,190

EBITDA	21,985	22,054
EBITDA relating to withdrawn assets or eliminated expenses (2)	—	2,008
EBITDA relating to non cash adjustments (3)	490	—
Management fee	261	—
Asset impairment, restaurant closings and store pre-opening costs (4)	1,197	602
Non cash charges (5)	(50)	—
Severance	4	—

EBITDA in accordance with the bank credit agreement (6)	$23,887	$24,664

Exhibit A

(1)	Adjustment to exclude the payment of the special event bonuses and the reversal of an accrual for a long-term incentive award, all in connection with the Merger.

(2)	“Eliminated expenses” refers to certain costs and expenses related to our former shareholders including salaries, bonuses, benefits, payroll taxes, travel and entertainment and an accrual for a long-term incentive award that was cancelled in connection with the Merger (and was not paid).

(3)	Non cash adjustments relating to purchase accounting in connection with the Merger.

(4)	The year to date adjustment related to asset impairment charges and restaurant closing costs in 2007 of $1.4 million and pre-opening costs of $642 thousand. The fourth quarter of 2007 adjustment related to asset impairment charges and restaurant closing costs of $1.0 million and pre-opening costs of $172 thousand.

(5)	The non cash charge is for a net litigation reserve established in 2007.

(6)	The additional week for the fourth quarter in 2007 produced approximately $.9 million in EBITDA.